For Immediate Release

Level One Bancorp, Inc. and Ann Arbor Bancorp, Inc. to Merge and Significantly Expand Franchise in the Ann Arbor Market

Farmington Hills, Michigan and Ann Arbor, Michigan – August 13, 2019 – Level One Bancorp, Inc. (Nasdaq: LEVL)("Level One") and Ann Arbor Bancorp, Inc., the privately-owned parent company of Ann Arbor State Bank (together, “AAB”), jointly announced today the signing of a definitive merger agreement.

Under the terms of the agreement, AAB shareholders will receive $38.50 per share in an all-cash transaction. The aggregate deal value is approximately $67.8 million.

Established in January 2009, AAB operates three banking locations in Michigan serving Washtenaw County with two offices and Jackson County with one office. As of June 30, 2019, AAB reported assets of $321 million, total loans of $230 million, total deposits of $262 million, and tangible common equity of approximately $40 million, or approximately 12.2% of assets. In addition, for the twelve months ending June 30 2019, AAB reported a return on average assets of 1.33%. At June 30, 2019, AAB had 0.23% non-performing assets to total assets, excluding restructured loans.

“We are pleased to welcome the customers and team members of Ann Arbor State Bank to the Level One family. This merger aligns with our strategic growth goals and affords us an opportunity to accelerate our expansion in the very attractive Ann Arbor market.” said Patrick J. Fehring, President and Chief Executive Officer of Level One Bank. “Further, this transaction allows us to productively deploy the capital we raised during our 2018 initial public offering.”

Upon completion of the merger, the combined company will have over $1.8 billion in assets, $1.4 billion in loans and $1.5 billion in deposits based upon financials as of June 30, 2019.

Peter Schork, Chief Executive Officer of AAB, will join Level One following completion of the merger. “We are excited about partnering with a high-performing company that shares our values and entrepreneurial community banking culture. We find the business fit of the two organizations to be especially compelling, and we think our customers will benefit from the broader array of products and services and larger lending limit,” commented Schork. “We are thrilled about being able to do even more in our markets with considerably greater scale.”

The merger agreement has been unanimously approved by the boards of directors of each company. The transaction is expected to close in the last quarter of 2019 or the first quarter of 2020 and is subject to closing conditions, including customary regulatory approvals and AAB shareholder approval. One current board member of AAB will be appointed to join the Level One and Level One Bank boards of directors.

Performance Trust Capital Partners, LLC served as financial advisor, and Barack Ferrazzano Kirschbaum & Nagelberg LLP provided legal counsel to Level One. Sandler O’Neill + Partners, L.P. served as financial advisor, and Varnum LLP served as legal counsel to AAB.

Conference Call

Level One will conduct a conference call to discuss the pending transaction with AAB at 11:00 am on Tuesday, August 13, 2019.

To participate, please dial 1-800-309-1256 (toll free) and enter 538706 for the conference ID.

Special Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Level One. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Level One’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Level One undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of Level One to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others: (i) the possibility that any of the anticipated benefits of the proposed transaction between Level One and AAB will not be realized or will not be realized within the expected time period; (ii) the risk that integration of operations of AAB with those of Level One will be materially delayed or will be more costly or difficult than expected; (iii) the inability to complete the proposed transaction due to the failure to satisfy certain conditions, including AAB shareholder approval and required regulatory approvals; (iv) the failure of the proposed transaction to close for any other reason; (v) the effect of the announcement of the transaction on customer relationships and operating results; (vi) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (vii) changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; (viii) changes in business plans as circumstances warrant; and (ix) other risks detailed from time to time in filings made by Level One with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $1.51 billion as of June 30, 2019. It operates twelve banking centers throughout southeast Michigan and west Michigan. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year" and "Export Finance Lender of the Year" and one of S&P Global's Top 10 "Best-Performing Community Banks" in the nation. Level One's commercial division provides a menu of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, export-import financing, and a full suite of treasury management and private banking services. The consumer division offers personal savings and checking accounts and a complete array of consumer loan products including residential mortgages, home equity loans, auto loans, and credit card services. Level One Bank offers a variety of online banking services and a robust mobile banking application for individuals and businesses.  Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

About Ann Arbor Bancorp, Inc.

Ann Arbor Bancorp, Inc. is the holding company for Ann Arbor State Bank headquartered in Ann Arbor, Michigan with locations in Washtenaw and Jackson counties. Ann Arbor Bancorp had assets of $320 million as of June 30, 2019. Since its founding 10 years ago, Ann Arbor State Bank has provided personal service to meet the banking needs of its individual and business customers. The Bank has prided itself on industry leading profitability and superior lending operations. For more information please visit www.a2sb.com.

For further information:

Level One Bancorp, Inc.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Ann Arbor Bancorp, Inc.

Media/Investor Relations Contact:
Peter Schork
(734) 761-1480